Exhibit 99.1
For immediate release
For more information, contact:
Contact, Rusty Fisher, 713-307-8770
Endeavour Announces Improved 2007 Financial Results
Houston, TX – March 12, 2008 – Endeavour International Corporation (AMEX:END) (LSE:ENDV) today reported that discretionary cash flow in 2007 increased nearly ten-fold to $113.0 million from $10.7 million in 2006. Revenue for 2007 increased 225% to $176.1 million compared to $54.1 million in 2006, while adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) increased to $124.1 million in 2007 from $9.2 million in 2006.
For the fourth quarter 2007, discretionary cash flow increased to $33.6 million from $8.6 million in the year-ago quarter on revenues of $54.5 million, up from $31.3 million in the fourth quarter 2006. Adjusted EBITDA was $35.2 million in the quarter compared to $10.5 million in the fourth quarter 2006.
Strong performance from producing assets and the acquisition of producing properties in 2006 resulted in sales volumes for the full-year 2007 of 3.3 mmboe or 9,000 boepd compared to full-year 2006 volumes of 1.0 mmboe or 2,800 boepd.
“Our diversified asset portfolio continues to outperform our expectations and generate strong cash flow,” said William L. Transier, chairman, chief executive officer and president. “The positive performance of our asset base allows us to grow from internally generated cash flow without having to access capital markets during this uncertain period. Good technical work by our professionals has identified new drilling opportunities and a related increase in reserves.”
On a GAAP basis, the company reported a net loss to common stockholders for 2007 of $60.3 million or $0.49 per share as compared to a net loss of $8.8 million or $0.10 per share for 2006. Without the effect of non-cash derivative transactions and currency impacts on deferred taxes, net loss for 2007 would have been $10.9 million or $0.09, compared to a net loss of $21.3 million or $0.25 per share in 2006.
The company maintains a balanced hedge position with regard to its future oil and gas production. Currently, approximately 50 percent of the company’s production is unhedged and exposed to the current strength in commodity prices. For the balance that is hedged, the company applies mark-to-market accounting principles — effectively pulling forward into current periods the non-cash gains and losses from commodity price fluctuations relating to all future delivery periods. In late 2006, these contracts covered nearly 5.2 mmboe of production through 2011 at a weighted average price of $68.35 per boe. As both oil and gas prices fell from the date we entered into the contracts, we recorded an unrealized gain of $34.5 million in 2006, reflecting the decline in future commodity prices through 2011. However, in 2007, commodity prices reversed their 2006 declines, continuing to increase to record levels in the case of oil. At year-end 2007, with oil prices reaching nearly $100 per barrel and gas prices recovering to levels close to our original contract prices, we recorded an $89.1 million net unrealized loss on contract volumes through 2011 of approximately 2.7 mmbl of oil and 6.9 mmcf of gas.
Recent significant events include:
•	2007 reserve growth exceeded production – The company reported year-end proved and probable reserves of 29.8 mmboe compared to 2006 year-end reserves of 29.6 mmboe.

•	Initiated gas production from Njord – Gas production from the Njord field began in December, adding 900 boepd of incremental volumes net to Endeavour. Currently, net production from the Njord field is averaging around 2,100 boepd.

•	Appraised Columbus discovery – In November the successful appraisal of the Columbus discovery was completed and work began for the submission of the Field Development Plan.

•	Completed another successful development well in the Brage field – The A-28B long reach well to the Bowmore reservoir in the Brage field was completed and production began. The well tested at a rate of approximately 17,000 boepd. The well is currently producing at a reduced rate of 7,500 boepd gross, resulting in net new production of approximately 300 boepd.

•	Received investment by the Smedvig family – In December the Smedvig family of Norway agreed to invest $40 million in a convertible note and committed to an additional $60 million future investment for strategic growth opportunities.

•	Retired the second-lien term loan – Using existing resources and proceeds from the Smedvig investment, the company retired the $75 million second-lien term loan that carried an interest rate of Libor plus 700 basis points and contained numerous provisions that limited the company’s financial flexibility.

•	Participated in the Norwegian APA 2007 Licensing Round – Endeavour was awarded two production licenses covering approximately 500,000 acres.

•	Listed on the London Stock Exchange – In December the company’s stock was approved for trading on the London Stock Exchange under the symbol ENDV.

Guidance on Year 2008 Estimates Remains Unchanged
The table below sets forth estimates of the company’s operating statistics for the full year ending December 31, 2008.

Estimated Average Production (A)
Daily Production (boepd)	8,600	to	9,000

Differentials (B)
Oil ($/bbl)	$(4.00)	to	$(5.00)
Gas ($/mcf)	$(0.30)	to	$(0.40)

Gas Percentage of Total	50%	to	55%
Lease operating expense (per barrel)	$14.00	to	$15.00

(A)	Actual results may differ materially from these estimates.

(B)	For purposes of the estimates, assumptions of price differentials are based on location, quality and other factors, excluding the effects of derivative financial instruments. Gas price differentials are stated as premiums (discounts) from National Balancing Point pricing, and oil price differentials are stated as premiums (discounts) from Dated Brent pricing.
Earnings Conference Call Today, Wednesday, March 12, 2008 at 10:00 A.M. EDT (9:00 A.M. CDT, 2:00 P.M. GMT)
Endeavour will host an analyst conference call and web cast today to discuss 2007 fourth quarter and full-year results and update operational plans for the current year at 10:00 a.m. Eastern Standard Time. To participate and ask questions during the conference call please enter the confirmation code 5734437 after dialing the local country phone number. In the United States dial 1-888-215-6899 (U.S., toll-free), in the United Kingdom dial 0 800 051 7166 (UK, toll-free), in Norway dial 800 191 83 (Norway, toll-free) and all others dial 913-981-5557 (international, tolls apply). To listen only to the live audio web cast via the internet access the Investor Relations tab on Endeavour’s home page at www.endeavourcorp.com. A replay will be available beginning at 12:00 p.m. Central time on March 13 through 12:00 a.m. Central time on April 1 by dialing toll free 1-888-203-1112 (U.S.) or 719-457-0820 (international), pass code: 5734437.
Endeavour International Corporation is an international oil and gas exploration and production company focused on the acquisition, exploration and development of energy reserves in the North Sea. For more information, visit www.endeavourcorp.com.
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give the company’s current expectations or forecasts of future events. They include expected oil and natural gas production and future expenses, projections of future oil and natural gas prices, and statements concerning anticipated business strategy and other plans and objectives for future operations. The company cautions that undue reliance should not be placed on the forward-looking statements, which speak only as of the date of this press release, and the company undertakes no obligation to update this information.
Factors that could cause actual results to differ materially from expected results are described in “Risks related to the company’s Business” under “Risk Factors” in Item 1A of the company’s annual reports on Form 10-K. These risk factors include, among others, the company’s ability to replace reserves and sustain production; the level of indebtedness; the availability of capital on an economic basis to fund reserve replacement costs; uncertainties in evaluating oil and natural gas reserves of acquired properties and associated potential liabilities; unsuccessful exploration and development drilling; and production interruptions that could adversely affect the company’s cash flow.

Endeavour International Corporation
Comparative Condensed Consolidated Balance Sheets
(Unaudited)
(Amounts in thousands)

	December 31, 2007	December 31, 2006

Assets
Current Assets:
Cash and cash equivalents	$16,440	$39,814
Restricted cash	22,000	1,867
Accounts receivable	33,291	61,104
Prepaid expenses and other current assets	46,516	25,783

Total Current Assets	118,247	128,568

Property and Equipment, Net	335,023	319,315
Goodwill	283,324	291,752
Other Assets	11,029	34,835

Total Assets	$747,623	$774,470

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$31,036	$36,928
Current maturities of debt	—	2,410
Accrued expenses and other	50,013	41,799

Total Current Liabilities	81,049	81,137

Long-Term Debt	266,250	303,840
Deferred Taxes	135,552	115,155
Other Liabilities	69,623	32,510

Total Liabilities	552,474	532,642

Commitments and Contingencies

Series C Convertible Preferred Stock	125,000	125,000

Stockholders’ Equity	70,149	116,828

Total Liabilities and Stockholders’ Equity	$747,623	$774,470

Endeavour International Corporation
Comparative Condensed Consolidated Statement of Operations
(Unaudited)
(Amounts in thousands, except per share data)

	Three Months		Year
	Ended December 31,		Ended December 31,
	2007	2006	2007	2006

Revenues	$54,484	$31,284	$176,064	$54,131

Cost of Operations:
Operating expenses	11,060	7,856	41,044	15,568
Depreciation, depletion and amortization	20,661	12,262	76,850	20,164
Impairment of oil and gas properties	—	—	—	849
General and administrative	5,256	5,728	19,878	21,924

Total Expenses	36,977	25,846	137,772	58,505

Income (Loss) From Operations	17,507	5,438	38,292	(4,374)

Other Income (Expense):
Commodity derivatives:
Realized gains (losses)	(3,309)	—	12,048	—
Unrealized gains (losses)	(47,792)	17,380	(89,132)	34,531
Interest expense	(5,137)	(4,558)	(18,742)	(7,941)
Interest income	575	661	2,312	2,265
Other	275	(7,248)	(3,035)	(7,406)

Total Other Income (Expense)	(55,388)	6,235	(96,549)	21,449

Income (Loss) Before Income Taxes	(37,881)	11,673	(58,257)	17,075
Income Tax Expense (Benefit)	(10,992)	16,526	(9,180)	23,913

Net Loss	(26,889)	(4,853)	(49,077)	(6,838)
Preferred Stock Dividends	2,709	1,873	11,238	1,991

Net Loss to Common Stockholders	$(29,598)	$(6,726)	$(60,315)	$(8,829)

Net Loss Per Common Share – Basic and Diluted	$(0.23)	$(0.06)	$(0.49)	$(0.10)

Weighted Average Number of Common Shares Outstanding - Basic and Diluted	126,492	107,726	123,118	86,636

Endeavour International Corporation
Comparative Condensed Consolidated Statement of Cash Flows
(Unaudited)
(Amounts in thousands)

	Year Ended December 31,
	2007	2006

Cash Flows from Operating Activities:
Net loss	$(49,077)	$(6,838)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	76,850	20,164
Impairment of oil and gas properties	—	849
Deferred tax expense (benefit)	(12,925)	13,038
Unrealized (gain) loss on commodity derivatives	89,132	(34,531)
Amortization of non-cash compensation	4,968	11,573
Financing costs expense	—	3,750
Impairment of marketable securities	—	1,775
Other	4,026	883
Changes in operating assets and liabilities:	15,532	(24,763)

Net Cash Provided by (Used in) Operating Activities	128,506	(14,100)

Cash Flows From Investing Activities:
Capital expenditures	(88,007)	(55,496)
Acquisitions, net of cash acquired	—	(376,915)
(Increase) decrease in restricted cash	(20,133)	5,293

Net Cash Used in Investing Activities	(108,140)	(427,118)

Cash Flows From Financing Activities:
Net proceeds (repayments) of borrowings	(40,000)	225,000
Proceeds from common stock issued and issuable, net of issuance costs	—	83,967
Proceeds from preferred stock issued and issuable, net of issuance costs	—	100,657
Proceeds from warrant and stock option exercises	—	3,310
Financing costs paid	(263)	(9,565)
Payment of preferred dividends	(2,656)	—
Other	(821)	—

Net Cash Provided by (Used in) Financing Activities	(43,740)	403,369

Net Decrease in Cash and Cash Equivalents	(23,374)	(37,849)
Effect of Foreign Currency Changes on Cash	—	1,536
Cash and Cash Equivalents, Beginning of Period	39,814	76,127

Cash and Cash Equivalents, End of Period	$16,440	$39,814

Endeavour International Corporation
Operating Statistics
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006

Production:
Oil and condensate sales (Mbbl):
United Kingdom	291	209	1,274	209
Norway	129	119	519	508

Total	420	328	1,793	717

Gas sales (MMcf):
United Kingdom	1,899	1,539	8,556	1,539
Norway	147	60	328	203

Total	2,046	1,599	8,884	1,742

Total sales (MBOE):
United Kingdom	608	466	2,700	466
Norway	153	129	574	542

Total	761	595	3,274	1,008

BOE per day	8,268	6,464	8,969	2,760

Realized Prices:
Oil and condensate price ($ per Bbl):
Before commodity derivatives	$82.03	$53.33	$67.11	$60.51
Effect of commodity derivatives	$(12.98)	$(3.45)	$(2.13)	$(7.63)

Realized prices including commodity derivatives	$69.05	$49.88	$64.98	$52.88

Gas price ($ per Mcf):
Before commodity derivatives	$9.80	$9.33	$6.27	$9.30
Effect of commodity derivatives	$1.05	$—	$1.79	$—

Realized prices including commodity derivatives	$10.85	$9.33	$8.06	$9.30

Equivalent oil price ($ per BOE):
Before commodity derivatives	$71.63	$54.51	$53.78	$59.15
Effect of commodity derivatives	$(4.35)	$(1.91)	$3.68	$(5.43)

Realized prices including commodity derivatives	$67.28	$52.60	$57.46	$53.72

Endeavour International Corporation
Reconciliation of GAAP to Non-GAAP Measures
(Unaudited)
As required under Regulation G of the Securities Exchange Act of 1934, provided below are reconciliations of net income (loss) to the following non-GAAP financial measures: net income as adjusted, Adjusted EBITDA and discretionary cash flow. The company uses these non-GAAP measures as key metrics for the management of the company and to demonstrate the company’s ability to internally fund capital expenditures and service debt. The non-GAAP measures are useful in comparisons of oil and gas exploration and production companies as they exclude non-operating fluctuations in assets and liabilities.

	Three Months Ended		Year Ended
	December 31,		December 31,
(in millions, except per share)	2007	2006	2007	2006

Net loss to common shareholders, as reported	$(29.6)	$(6.7)	$(60.3)	$(8.8)
Unrealized (gains) losses on derivatives (net of 50% tax)	23.9	(8.7)	44.6	(17.3)
Currency impact of deferred taxes	(3.1)	3.9	4.8	4.8

Net income (loss) as adjusted	$(8.8)	$(11.5)	$(10.9)	$(21.3)

Weighted average number of common shares outstanding – basic and diluted	126.5	107.7	123.1	86.6

Earnings per share, as adjusted	$(0.07)	$(0.11)	$(0.09)	$(0.25)

Net loss to common shareholders, as reported	$(29.6)	$(6.7)	$(60.3)	$(8.8)
Unrealized (gains) losses on derivatives	47.8	(17.4)	89.1	(34.5)
Net interest expense	4.6	3.9	16.4	5.7
Depreciation, depletion and amortization	20.7	12.3	76.9	20.2
Impairment of oil and gas properties	—	—	—	0.8
Income tax expense (benefit)	(11.0)	16.5	(9.2)	23.9
Preferred stock dividends	2.7	1.9	11.2	1.9

Adjusted EBITDA	$35.2	$10.5	$124.1	$9.2

Net loss	$(26.9)	$(4.9)	$(49.1)	$(6.8)

Depreciation, depletion and amortization	20.7	12.3	76.9	20.2
Impairment of oil and gas properties	—	—	—	0.8
Deferred tax expense (benefit)	(11.5)	10.2	(12.9)	13.0
Unrealized (gain) loss on commodity derivatives	47.8	(17.4)	89.1	(34.5)
Amortization of non-cash compensation	1.0	2.4	5.0	11.6
Other	2.5	6.0	4.0	6.4

Discretionary cash flow	$33.6	$8.6	$113.0	$10.7

Discretionary cash flow is equal to cash flow from operating activities before the changes in operating assets and liabilities.